ACCELERATION AGREEMENT
THIS ACCELERATION AGREEMENT (“Agreement”), dated as of May 23, 2012 (the “Effective Date”), is by and between Jon E. Eliassen an individual (“Associate”), and Red Lion Hotels Corporation, a Washington corporation (the “Company”).

BACKGROUND
It is expected that the Company may from time to time consider the possibility of an acquisition by another company or other change of control transaction, and has retained an investment advisor regarding such circumstances. The Company recognizes that such consideration can be a distraction to the Associate and can cause the Associate to consider alternative employment opportunities. The Company has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Associate, notwithstanding the possibility or occurrence of a Change of Control (as defined below) of the Company.
The Board of Directors (“Board”) further believes it is in the best interests of the Company and its stockholders to provide the Associate with an incentive to continue his or her employment and to motivate the Associate to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
AGREEMENT
In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Associate by the Company, the parties agree as follows:
ARTICLE I – RESTRICTED STOCK UNITS AND STOCK OPTIONS
Section 1.01    Restricted Stock Units. During Associate’s employment with the Company, Associate has been granted as a retention incentive certain restricted stock units. All unvested restricted stock units shall be subject to accelerated vesting upon a Change of Control if the Change of Control results in either (i) ownership of the Company by a non-publicly traded entity such that the stock is no longer liquid or (ii) ownership of the Company by a publicly traded entity that has not agreed as part of any purchase and sale agreement to continue the Associate’s unvested restricted stock units and stock options in substantially the same form as existed immediately prior to the Change of Control.
Section 1.02 The term “Change of Control” shall mean (i) a merger, consolidation, reorganization or other extraordinary transaction that results in the stockholders of the Company immediately prior to the completion of that transaction owning less than 50% of the combined voting power of the capital stock of the surviving company immediately following such completion; (ii) the majority of the Company’s Board consists of individuals other than “Incumbent Directors”, which shall mean the members of the Board as of the date of this Agreement and any other persons becoming directors subsequent to the date of this Agreement whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors; (iii) the Company adopts of plan of liquidation providing for distribution of all or substantially all of the assets of the Company on a consolidation basis; or (iv) the Company sells all or substantially all of its assets on a consolidated basis in a single transaction or series of transactions.

ARTICLE III– MISCELLANEOUS
Section 2.01    Term of Agreement. This Agreement shall be effective until December 31, 2013; provided, however, that if the Associate is terminated by the Company for Cause or voluntarily terminates his or her employment with the Company at any time prior to a Change of Control, this Agreement shall expire on the effective date of such termination and the Company shall have no further obligations under this Agreement.
Section 2.02    At-Will Employment. Nothing in this Agreement shall be construed as altering the at-will employment arrangement or as guaranteeing employment for any period of time.
Section 2.03    Withholding, etc. The Company shall make such deductions, withholdings and other payments from all sums payable to Associate pursuant to this Agreement that are required by law or as Associate requests for taxes and other charges.
Section 2.04    Arbitration. If any dispute between the parties arises out of this agreement, such dispute shall be finally resolved by binding arbitration conducted in Spokane, Washington in accordance with the commercial rules of the American Arbitration Association then in effect. Any such arbitration shall be conducted before a single arbitrator. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
Section 2.05    Assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors and the assigns of the Company. This Agreement is personal and specific to Associate and may not be assigned by the Associate.
Section 2.06    Severability. If any provision of the Agreement shall be found invalid by any court of competent jurisdiction, such findings shall not affect the validity of the other provisions hereof and the invalid provisions shall be deemed to have been severed herefrom.
Section 2.07    Applicable Law. This Agreement is entered into and executed in the State of Washington and shall be governed by the laws of such State without regard to principles of conflicts of laws.
Section 2.08    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
Section 2.09    Attorneys’ Fees. In the event any party hereto commences arbitration or legal action to enforce this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable attorneys’ fees, costs and expenses incurred in such action.
Section 2.10    Non-Integration. This Agreement shall be in addition to, and does not supercede or limit, any other agreements between the parties hereto.
Section 2.11    Confidentiality. The terms and conditions of this Agreement and the fact of its existence shall be kept strictly confidential by the Associate. Any breach by the Associate of this Section 2.11 shall result in a forfeiture of any rights provided hereunder and shall be grounds for disciplinary action in accordance with the Company’s usual policies.
Section 2.12    Other Benefits. Nothing set forth in this Agreement shall operate to negate, diminish or replace any other benefit to which an Associate may otherwise be entitled in accordance with any Company benefit plan.
IN WITNESS WHEREOF, the parties hereto have executed this Associate Retention Agreement as of the date set forth on the first page hereof.

RED LION HOTELS CORPORATION

By: /s/ Julie Shiflett

Name: Julie Shiflett

Its:_EVP, Chief Financial Officer

Jon E. Eliassen

/s/ Jon E. Eliassen
Signature